EXHIBIT D.7

January 13, 2000

Mark W. Musser, Esq.
Secretary and Chief of Regulatory Policy
Board of Public Utilities
Two Gateway Center
Newark, NJ 07102

	Re:	Joint Petition of Consolidated Edison, Inc. and
Northeast Utilities to New York Public Service
Commission Regarding Merger and Stock
Acquisition

Dear Secretary Musser:

	On behalf of Consolidated Edison, Inc. ("CEI") I have enclosed with this letter a copy of the joint petition of CEI and Northeast Utilities ("NU") filed yesterday with the New York Public Service Commission regarding the merger of CEI and NU and acquisition by CEI of all the outstanding common stock of NU. I am also enclosing an additional copy of the summary of the transaction which I have previously reviewed with you and other members of Board Staff.

	Upon consummation of the transaction Rockland Electric
Company, a New Jersey public utility, will continue to be owned and controlled as it is now by Orange and Rockland Utilities, Inc., a New York public utility, which in turn will continue to be owned and controlled by CEI. As such, we do not believe that any filing with or approval of the Board is required in connection with the consummation of the transaction; the enclosed petition and summary are being provided in order to apprise the Board of the pendency and status of the transaction.

	As you will note from the enclosed petition, consummation of the transaction will require the approval of both the Federal Energy Regulatory Commission and Securities and Exchange Commission under applicable provisions of the Federal Power Act and Public Utility Holding Company Act of 1935, respectively. Copies of the petitions filed on behalf of CEI and NU with those federal agencies will be provided to the Board as soon as possible after they are filed.

	Naturally, if members of the Board or Staff have any questions concerning the transaction, we will be happy to answer them.

						Respectfully,



						/S/Vincent J. Sharkey, Jr.

VJS/lh
Enclosures

cc: President Herbert H. Tate, Jr. [w/enclosures]
	Commissioner Carmen Armenti [w/enclosures]
	Commissioner Frederick F. Butler [w/enclosures]
	Elizabeth Murray [w/enclosures]
	Dr. Fred Grygiel [w/enclosures]
	Robert Chilton [w/enclosures]
	James Eric Andrews, Esq. [w/enclosures]
	Blossom A. Peretz, Esq. [w/enclosures]


bcc:  John L. Carley, Esq.
        Chanoch Lubling, Esq.
        [w/o enclosures]